Exhibit 99.1

For Immediate Release

Contacts:

Investor Relations: Gregg Kvochak, (310) 556-8550

For Media: Mike Distefano, (310) 843-4199

Korn/Ferry International Announces Second Quarter Fiscal 2013 Results of Operations

Highlights

•	Korn/Ferry reports Q2 FY’13 fee revenue of $196.2 million, a decrease of 2% (5% excluding two months of fee revenue from the recently acquired Global Novations) compared to the year-ago quarter.

•

Fee revenue in Leadership & Talent Consulting and Futurestep services grew 32% (14% excluding two months of fee revenue from the recently acquired Global Novations) and 5%, respectively, from Q2 FY’12 to Q2 FY’13, a 34% and 8% increase, respectively, on a constant currency basis.

•

Q2 FY’13 adjusted diluted earnings per share was $0.25, excluding net restructuring charges of $15.5 million compared to diluted earnings per share of $0.32 in Q2 FY’12. Including net restructuring charges, Q2 FY’13 diluted earnings per share was $0.03.

•

As discussed during our first quarter earnings call, the Company undertook actions to further rationalize its cost structure during Q2 FY’13 and as a result recorded restructuring charges of $11.3 million to reduce its workforce and a net $4.2 million charge relating to consolidation of premises.

•	The Company announced today that it has entered into a definitive agreement to acquire Minneapolis-based PDI Ninth House, a leading, globally-recognized provider of leadership solutions.

Los Angeles, CA, December 6, 2012 - Korn/Ferry International (NYSE: KFY), a premier global provider of talent management solutions, announced second quarter adjusted diluted earnings per share of $0.25 excluding net restructuring charges of $15.5 million compared to diluted earnings per share of $0.32 in the three months ended October 31, 2011. Including net restructuring charges, diluted earnings per share was $0.03 in the three months ended October 31, 2012.

“I am pleased with the sequential growth of the Company overall, and once again, year-over-year growth within our broader talent management offerings,” said Gary D. Burnison, CEO of Korn/Ferry International. “In addition, I am excited about the pending acquisition of PDI Ninth House, which greatly accelerates Korn/Ferry’s vision of being the world’s premier talent solutions advisor. CEOs today are waging a fight for growth. Their workforce is global, borderless and far more dynamic and diverse than in the past. In this decade, successful companies will be those that can more effectively link their business and talent strategies. This acquisition provides significantly more depth and scale toward Korn/Ferry being that linkage – the bridge between a CEO’s vision and their people strategy.”

Financial Results

(dollars in millions, except per share amounts)

	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Fee revenue	$196.2	$200.2	$382.9	$406.5
Total revenue	$204.8	$210.0	$400.8	$424.6
Operating income	$2.8	$25.4	$19.8	$51.3
Operating margin	1.4%	12.7%	5.2%	12.6%
Net income	$1.2	$15.2	$11.6	$30.6
Basic earnings per share	$0.03	$0.33	$0.25	$0.66
Diluted earnings per share	$0.03	$0.32	$0.24	$0.65

Adjusted Results (a):	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Operating income	$18.3	$25.4	$35.3	$51.3
Operating margin	9.3%	12.7%	9.2%	12.6%
Net income	$11.8	$15.2	$22.2	$30.6
Basic earnings per share	$0.25	$0.33	$0.47	$0.66
Diluted earnings per share	$0.25	$0.32	$0.47	$0.65

(a)	Adjusted results are non-GAAP financial measures that exclude restructuring charges, net of recoveries, of $15.5 million during the three and six months ended October 31, 2012 (see attached reconciliations). No restructuring costs were incurred during three and six months ended October 31, 2011.

Results for the three months ended October 31, 2012

Fee revenue was $196.2 million in the three months ended October 31, 2012, a decrease of $4.0 million, or 2%, compared to the year-ago quarter, (foreign exchange rates negatively impacted fee revenue by $4.7 million), which reflects a $14.8 million decrease in Executive Recruitment fee revenue partially offset by a $9.4 million and $1.4 million increase in fee revenue in Leadership & Talent Consulting and Futurestep, respectively. The acquisition of Global Novations on September 1, 2012, contributed $5.2 million to the increase in fee revenue in Leadership & Talent Consulting.

The decrease in fee revenue for the three months ended October 31, 2012 resulted from a 7% decrease in the overall number of engagements billed compared to the year-ago quarter, partially offset by a 6% increase in the weighted-average fee billed per engagement. While fee revenue from the technology and consumer sectors increased, the increases from these sectors was more than offset by decreases in the industrial, financial services and life science/healthcare sectors. On a constant currency basis, fee revenue increased $0.7 million.

Compensation and benefit expenses were $133.1 million in three months ended October 31, 2012, an increase of $1.6 million, or 1%, compared to the year-ago quarter. Compensation and benefit expenses increased primarily because of a $3.2 million increase due to the acquisition of Global Novations. Offsetting this increase was a decrease in salaries and related payroll taxes due to lower consultant headcount and a decline in performance related compensation expense. On a constant currency basis, compensation and benefits increased $5.3 million, or 4%.

General and administrative expenses were $33.4 million in the three months ended October 31, 2012, a decrease of $0.8 million, or 2%, from the year-ago quarter. This decrease is primarily attributable to a decrease in professional service fees and business development expenses, offset by a reduction in a contingent consideration liability relating to a prior acquisition that was recorded in the three months ended October 31, 2011. On a constant currency basis, general and administrative expenses increased $0.2 million.

As discussed during our first quarter earnings call, during the three months ended October 31, 2012, the Company took steps to rationalize its cost structure, and as a result recorded restructuring charges of $11.3 million to reduce its workforce and $5.2 million relating to the consolidation of premises. This restructuring expense was partially offset by a $1.0 million recovery (legal settlement related to premises) from a previous restructuring action resulting in net restructuring costs of $15.5 million. These actions are expected to result in annualized cost savings of approximately $20 million to $23 million, with the majority of these savings starting in the third quarter.

Excluding these restructuring charges, operating income was $18.3 million, during the three months ended October 31, 2012, a decrease of $7.1 million, or 28%, compared to the year-ago quarter. Including restructuring charges, operating income was $2.8 million in three months ended October 31, 2012, a decrease of $22.6 million, or 89%, compared to the year-ago quarter. Adjusted operating margin declined by 3.4 percentage points primarily due to a change in mix of fee revenues by operating segment, lower operating profits in Executive Recruitment and the impact of the change in market value of certain deferred compensation liabilities, partially offset by a decline in global expenses of the Company recorded in the Corporate segment.

Balance Sheet and Liquidity

Cash and marketable securities were $331.8 million and $318.1 million at October 31, 2012 and 2011, respectively, compared to $417.7 million at April 30, 2012. Cash and marketable securities include $93.9 million and $78.4 million held in trust for deferred compensation plans at October 31, 2012 and 2011, respectively, compared to $82.2 million at April 30, 2012. Cash and marketable securities decreased by $85.9 million from April 30, 2012, mainly due to the payment of FY’12 annual bonuses in Q1 FY’13 and the payment for the acquisition of Global Novations in the three months ended October 31, 2012, partially offset by cash provided by operating activities.

Results by Segment

In Q1 FY’13, the Company began reporting its Leadership & Talent Consulting business as a separate segment. The Company now operates in three global business segments: Executive Recruitment, Leadership & Talent Consulting and Futurestep. This change has no impact on previously reported consolidated net income or earnings per share.

Selected Executive Recruitment Data

(dollars in millions)

	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Fee revenue	$127.8	$142.6	$255.2	$292.0
Total revenue	$133.1	$149.1	$266.3	$304.6
Operating income	$10.5	$32.1	$32.9	$65.2
Operating margin	8.1%	22.5%	12.9%	22.3%

Ending number of consultants	402	417	402	417
Average number of consultants	409	425	401	429
Engagements billed	2,656	2,953	4,377	4,838
New engagements (a)	1,172	1,233	2,381	2,635

Adjusted Results (b):	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Operating income	$21.2	$32.1	$43.6	$65.2
Operating margin	16.6%	22.5%	17.1%	22.3%

(a)	Represents new engagements opened in the respective period.
(b)	Adjusted results are non-GAAP financial measures that exclude restructuring charges, net of recoveries, of $10.7 million during the three and six months ended October 31, 2012 (see attached reconciliations). No restructuring costs were incurred during the three and six months ended October 31, 2011.

Results for the three months ended October 31, 2012 – Executive Recruitment

Fee revenue was $127.8 million in the three months ended October 31, 2012, a decrease of $14.8 million, or 10%, when compared with the year-ago quarter. Fee revenue decreased in all regions due to a 10% decrease in the number of executive recruitment engagements billed when compared to the year-ago quarter. On a constant currency basis, fee revenue decreased $11.5 million, or 8%.

Excluding restructuring charges, operating income was $21.2 million in the three months ended October 31, 2012, a decrease of $10.9 million, or 34%, compared year-ago quarter. This decrease is primarily attributable to the decrease in fee revenue in the three months ended October 31, 2012 as compared to the year-ago quarter, partially offset by a $2.3 million and $1.8 million decrease in compensation and benefits expense and general and administrative expenses, respectively, in the same period. The decrease in compensation and benefits expense primarily resulted from a decrease in performance related compensation expense due to a decline in the average number of consultants and a decline in fee revenue in the three months ended October 31, 2012 compared to the year-ago quarter. The decrease in general and administrative expenses was primarily due to a decrease in bad debt expense, due to a decline in historical bad debt trends, and a decline in travel expenses due to the ongoing cost control initiatives. Including restructuring charges of $10.7 million, operating income was $10.5 million in three months ended October 31, 2012, a decrease of $21.6 million, or 67%, compared to the year-ago quarter.

Selected Leadership & Talent Consulting Data

(dollars in millions)

	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Fee revenue	$38.4	$29.0	$66.8	$55.7
Total revenue	$40.6	$30.6	$70.4	$58.0
Operating income	$6.2	$4.2	$10.5	$6.2
Operating margin	16.3%	14.5%	15.7%	11.1%

Ending number of consultants (a)	72	54	72	54
Staff utilization (b)	67%	62%	66%	62%

Adjusted Results (c):	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Operating income	$6.9	$4.2	$11.2	$6.2
Operating margin	18.0%	14.5%	16.7%	11.1%

(a)	Represents number of employees originating consulting services. FY’13 includes 22 consultants from the Global Novations acquisition.
(b)	Calculated by dividing the number of hours of our full-time professional staff, who recorded time to an engagement during the period, by the total available working hours for the professional staff during the same period.
(c)	Adjusted results are non-GAAP financial measures that exclude restructuring charges, net of recoveries, of $0.7 million during the three and six months ended October 31, 2012 (see attached reconciliations). No restructuring costs were incurred during the three and six months ended October 31, 2011.

Results for the three months ended October 31, 2012 – Leadership & Talent Consulting

Leadership & Talent Consulting serves as a bridge between a client’s business strategy and their talent strategy. Leadership & Talent Consulting utilizes intellectual property in the delivery of talent management consulting services including CEO and top team effectiveness, leadership development and enterprise learning. Fee revenue was $38.4 million in the three months ended October 31, 2012, an increase of $9.4 million, or 32%, from the year-ago quarter. The improvement in fee revenue was driven by an increase in consulting fee revenue mainly in Europe and Latin America and broad based client demand as demonstrated by the increase in the number of consulting clients. Also contributing to the increase in fee revenue was the acquisition of Global Novations on September 1, 2012 which contributed $5.2 million in fee revenue for the three months ended October 31, 2012. On a constant currency basis, fee revenue increased $10.0 million, or 34%.

Excluding restructuring charges, operating income was $6.9 million in the three months ended October 31, 2012, an increase of $2.7 million, or 64%, compared to the year-ago quarter. The increase is primarily attributed to the increase in fee revenue, offset by an increase in compensation and benefits expense primarily from the acquisition of Global Novations and an increase in performance related compensation expense due to an increase in the average number of consultants and the increase in fee revenue. General and administrative expenses also increased during the same period primarily due to an increase in premise and office expense due in large part to the acquisition of Global Novations. Including restructuring charges of $0.7 million, operating income was $6.2 million, an increase of $2.0 million, or 48%, compared to the year-ago quarter.

Selected Futurestep Data

(dollars in millions)

	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Fee revenue	$30.0	$28.6	$60.9	$58.8
Total revenue	$31.1	$30.3	$64.1	$62.0
Operating income	$0.2	$2.8	$3.4	$5.6
Operating margin	0.8%	9.8%	5.6%	9.6%

Engagements billed	1,665	1,604	3,193	2,865
New engagements (a)	1,084	974	2,409	1,993

Adjusted Results (b):	Second Quarter		Year to Date
	FY’13	FY’12	FY’13	FY’12
Operating income	$3.3	$2.8	$6.5	$5.6
Operating margin	11.1%	9.8%	10.7%	9.6%

(a)	Represents new engagements opened in the respective period.
(b)	Adjusted results are non-GAAP financial measures that exclude restructuring charges, net of recoveries, of $3.1 million during the three and six months ended October 31, 2012 (see attached reconciliations). No restructuring costs were incurred during the three and six months ended October 31, 2011.

Results for the three months ended October 31, 2012 – Futurestep

Fee revenue was $30.0 million in the three months ended October 31, 2012, an increase of $1.4 million, or 5%, compared to the year-ago quarter. The improvement in fee revenue was driven by a 4% increase in the number of engagements billed and a 1% increase in the weighted average fee per engagement. The increase in fee revenue was due to an increase in recruitment process outsourcing and in middle management recruitment. On a constant currency basis, fee revenue increased $2.2 million, or 8%.

Excluding restructuring charges, operating income was $3.3 million in the three months ended October 31, 2012, an increase of $0.5 million, or 18%, compared to the year-ago quarter. The increase in operating income was due primarily to the increase in fee revenue, partially offset by an increase in compensation and benefit expenses due in large part to the increase in performance related compensation expense. Including restructuring charges of $3.1 million, operating income was $0.2 million, a decrease of $2.6 million, or 93%, compared to the year-ago quarter.

Outlook

Assuming worldwide economic conditions, financial markets and foreign exchange rates remain steady, and excluding the impact of the pending acquisition of PDI Ninth House, Q3 FY’13 adjusted stand-alone fee revenue is likely to be in the range of $188 million to $201 million, and adjusted stand-alone diluted earnings per share is likely to be in the range of $0.26 to $0.34.(1) Assuming a December 31st close, we expect to begin the integration of PDI Ninth House into our global Leadership & Talent Consulting segment in January 2013. For the month of January 2013 (a seasonally low month), PDI Ninth House is expected to contribute between $6 million and $7 million of fee revenue and, prior to the effects of purchase accounting amortization, if any, breakeven operating earnings. The integration of PDI Ninth House will involve workforce alignment, consolidation of office space and elimination of redundant general and administrative expenses. In order to achieve these synergies, we estimate in Q3 FY’13 we will incur incremental charges relating to the integration between $2.5 million and $3.5 million. In addition to these incremental charges, we also expect to incur incremental legal and professional fees associated with the acquisition in Q3 FY’13 of approximately $2.5 million (an aggregate of $0.06 to $0.08 on a per share basis).

On a consolidated combined basis, assuming the pending addition of PDI Ninth House, Q3 FY’13 consolidated fee revenue as measured by generally accepted accounting principles is likely to be in the range of $194 million to $208 million, and excluding the $0.06 to $0.08 of estimated incremental charges relating to the integration as well as the incremental legal and professional fees associated with the pending acquisition, adjusted consolidated combined diluted earnings per share is likely to be in the range of $0.26 to $0.34(2), with diluted earnings per share as measured by generally accepted accounting principles likely to be in the range of $0.18 to $0.28.

	Q3 FY’13 Fee Revenue Outlook			Q3 FY’13 Earnings Per Share Outlook
	Low	High		Low	High
	(in millions)
Adjusted stand-alone fee revenue	$188	$201	Adjusted consolidated combined diluted earnings per share	$0.26	$0.34
PDI Ninth House	6	7	Integration and transaction costs	(0.08)	(0.06)

GAAP fee revenue	$194	$208	GAAP diluted earnings per share	$0.18	$0.28

(1)	Adjusted stand-alone fee revenue and adjusted stand-alone diluted earnings per share are non-GAAP financial measures that exclude PDI Ninth House, incremental charges relating to the integration of PDI Ninth House and incremental legal and professional fees associated with the acquisition.
(2)	Adjusted consolidated combined diluted earnings per share is a non-GAAP financial measure that excludes incremental charges relating to the integration of PDI Ninth House and incremental legal and professional fees associated with the acquisition. Adjusted consolidated combined diluted earnings per share assumes the completion of the pending acquisition of PDI Ninth House.

Earnings Conference Call Webcast

The earnings conference call will be held today at 9:00 AM (EST) and hosted by CEO Gary Burnison, CFO Robert Rozek and SVP Finance Gregg Kvochak. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE: KFY), with a presence throughout the Americas, Asia Pacific, Europe, the Middle East and Africa, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to attract, deploy, develop and reward their talent. Visit www.kornferry.com for more information on the Korn/Ferry International family of companies, and www.kornferryinstitute.com for thought leadership, intellectual property and research.

Forward-Looking Statements

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. These statements, which include words such as “believes”, “expects” or “likely” include references to our outlook and the pending acquisition of PDI Ninth House. Readers are cautioned not to place undue reliance on such statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties that are beyond the control of Korn/Ferry. The potential risks and uncertainties include those relating to competition, the dependence on attracting and retaining qualified and experienced consultants, maintaining our brand name and professional reputation, potential legal liability, the portability of client relationships, global and local political or economic developments in or affecting countries where we have operations, currency fluctuations in our international operations, risks related to the growth, alignment of our cost structure with our growth, restrictions imposed by off-limits agreements, reliance on information processing systems, cyber security vulnerabilities, limited protection of our intellectual property, our ability to enhance and develop new technology, our ability to successfully integrate acquired businesses, including PDI Ninth House, our ability to develop new products and services, our ability to successfully recover from a disaster or other business continuity problems, changes in our accounting estimates/assumptions, impairment of goodwill and other intangible assets, deferred tax assets and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In particular, it includes:

•	adjusted operating income and operating margin, adjusted to exclude restructuring charges, net;

•	adjusted net income, adjusted to exclude restructuring charges, net income tax effect;

•	adjusted basic and diluted earnings per share, adjusted to exclude restructuring charges, net;

•	constant currency amounts that represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period;

•

adjusted stand-alone fee revenue and adjusted stand-alone diluted earnings per share, adjusted to exclude the acquisition of PDI Ninth House, incremental charges relating to the integration of PDI Ninth House and incremental legal and professional fees associated with the acquisition; and

•

adjusted consolidated combined diluted earnings per share, adjusted to exclude incremental charges relating to the integration of PDI Ninth House and incremental legal and professional fees associated with the acquisition (but assuming the completion of the acquisition).

This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Management believes the presentation of non-GAAP financial measures in this press release provides meaningful supplemental information regarding Korn/Ferry’s performance by excluding certain charges and other items that may not be indicative of Korn/Ferry’s ongoing operating results. The use of these non-GAAP financial measures facilitate comparisons to Korn/Ferry’s historical performance. Korn/Ferry includes these non-GAAP financial measures because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its evaluation of Korn/Ferry’s ongoing operations and financial and operational decision-making. In the case of constant currency amounts, management believes the presentation of such information provides meaningful supplemental information regarding Korn/Ferry’s performance as excluding the impact of exchange rate changes on Korn/Ferry’s financial performance allows investors to make more meaningful period-to-period comparisons of the Company’s operating results, to better identify operating trends that may otherwise be masked or distorted by exchange rate changes and to perform related trend analysis, and provides a higher degree of transparency of information used by management in its evaluation of Korn/Ferry’s ongoing operations and financial and operational decision-making. In the case of adjusted stand-alone results, management believes the presentation of such information provides investors with the ability to make period-to-period comparisons of Korn/Ferry’s operating results, net of the acquisition of PDI Ninth House. Management believes the presentation of adjusted consolidated combined diluted earnings per share provides investors with greater visibility into the impact of the PDI Ninth House acquisition without regard to incremental charges and transaction costs.

[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
	(unaudited)
Fee revenue	$196,231	$200,136	$382,925	$406,467
Reimbursed out-of-pocket engagement expenses	8,568	9,852	17,897	18,111

Total revenue	204,799	209,988	400,822	424,578

Compensation and benefits	133,035	131,481	261,071	268,852
General and administrative expenses	33,317	34,189	66,760	68,962
Engagement expenses	15,886	15,436	29,679	28,571
Depreciation and amortization	4,297	3,475	8,039	6,844
Restructuring charges, net	15,495	—	15,495	—

Total operating expenses	202,030	184,581	381,044	373,229

Operating income	2,769	25,407	19,778	51,349
Other income (loss), net	1,529	(2,617)	512	(4,639)
Interest expense, net	(762)	(389)	(1,361)	(970)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	3,536	22,401	18,929	45,740
Income tax provision	2,684	7,726	8,289	16,161
Equity in earnings of unconsolidated subsidiaries, net	344	472	974	979

Net income	$1,196	$15,147	$11,614	$30,558

Earnings per common share:
Basic	$0.03	$0.33	$0.25	$0.66

Diluted	$0.03	$0.32	$0.24	$0.65

Weighted-average common shares outstanding:
Basic	47,269	46,499	47,040	46,234

Diluted	47,834	47,114	47,658	47,151

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

FINANCIAL SUMMARY BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended October 31,				Six Months Ended October 31,
	2012		2011	% Change	2012		2011	% Change
Fee Revenue:
Executive recruitment:
North America	$69,441		$77,525	(10%)	$141,547		$157,449	(10%)
EMEA	33,142		35,408	(6%)	62,965		74,239	(15%)
Asia Pacific	18,338		21,827	(16%)	35,721		44,323	(19%)
South America	6,827		7,707	(11%)	14,961		15,948	(6%)

Total executive recruitment	127,748		142,467	(10%)	255,194		291,959	(13%)
Leadership & Talent Consulting	38,452		29,085	32%	66,844		55,726	20%
Futurestep	30,031		28,584	5%	60,887		58,782	4%

Total fee revenue	196,231		200,136	(2%)	382,925		406,467	(6%)
Reimbursed out-of-pocket engagement expenses	8,568		9,852	(13%)	17,897		18,111	(1%)

Total revenue	$204,799		$209,988	(2%)	$400,822		$424,578	(6%)

Reconciliation of Operating Income (GAAP) to Adjusted Operating Income

Operating Income:		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$9,017	13.0%	$21,291	27.5%	$27,091	19.1%	$42,816	27.2%
EMEA	(929)	(2.8%)	5,028	14.2%	859	1.4%	10,032	13.5%
Asia Pacific	1,080	5.9%	3,590	16.4%	1,578	4.4%	7,461	16.8%
South America	1,217	17.8%	2,215	28.7%	3,306	22.1%	4,885	30.6%

Total executive recruitment	10,385	8.1%	32,124	22.5%	32,834	12.9%	65,194	22.3%
Leadership & Talent Consulting	6,252	16.3%	4,227	14.5%	10,514	15.7%	6,194	11.1%
Futurestep	237	0.8%	2,815	9.8%	3,419	5.6%	5,671	9.6%
Corporate	(14,105)		(13,759)		(26,989)		(25,710)

Total operating income	$2,769	1.4%	$25,407	12.7%	$19,778	5.2%	$51,349	12.6%

Restructuring Charges, net:
Executive recruitment:
North America	$5,436	7.8%	$—	—	$5,436	3.9%	$—	—
EMEA	4,752	14.3%	—	—	4,752	7.5%	—	—
Asia Pacific	613	3.3%	—	—	613	1.7%	—	—
South America	—	—	—	—	—	—	—	—

Total executive recruitment	10,801	8.5%	—	—	10,801	4.2%	—	—
Leadership & Talent Consulting	677	1.7%	—	—	677	1.0%	—	—
Futurestep	3,086	10.3%	—	—	3,086	5.1%	—	—
Corporate	931		—		931		—

Total restructuring charges, net	$15,495	7.9%	$—	—	$15,495	4.0%	$—	—

Adjusted Operating Income: (Excluding Restructuring Charge, net)		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$14,453	20.8%	$21,291	27.5%	$32,527	23.0%	$42,816	27.2%
EMEA	3,823	11.5%	5,028	14.2%	5,611	8.9%	10,032	13.5%
Asia Pacific	1,693	9.2%	3,590	16.4%	2,191	6.1%	7,461	16.8%
South America	1,217	17.8%	2,215	28.7%	3,306	22.1%	4,885	30.6%

Total executive recruitment	21,186	16.6%	32,124	22.5%	43,635	17.1%	65,194	22.3%
Leadership & Talent Consulting	6,929	18.0%	4,227	14.5%	11,191	16.7%	6,194	11.1%
Futurestep (1)	3,323	11.1%	2,815	9.8%	6,505	10.7%	5,671	9.6%
Corporate	(13,174)		(13,759)		(26,058)		(25,710)

Total adjusted operating income	$18,264	9.3%	$25,407	12.7%	$35,273	9.2%	$51,349	12.6%

(1)	The Company revised the presentation for expenses that are not directly associated with Futurestep, resulting in an increase in Futurestep’s operating income of $0.6 million and $1.1 million offset by a decrease in Executive Recruitment operating income in the three and six months ended October 31, 2011, respectively.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	October 31,	April 30,
	2012	2012
	(unaudited)
ASSETS
Cash and cash equivalents	$192,916	$282,005
Marketable securities	30,242	40,936
Receivables due from clients, net of allowance for doubtful accounts of $9,623 and $9,437 respectively	153,544	126,579
Income taxes and other receivables	13,677	11,902
Deferred income taxes	8,557	10,830
Prepaid expenses and other assets	29,900	27,815

Total current assets	428,836	500,067

Marketable securities, non-current	108,692	94,798
Property and equipment, net	48,024	49,808
Cash surrender value of company owned life insurance policies, net of loans	80,464	77,848
Deferred income taxes	54,389	57,290
Goodwill	195,189	176,338
Intangible assets, net	31,169	20,413
Investments and other assets	37,112	38,127

Total assets	$983,875	$1,014,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,081	$14,667
Income taxes payable	5,118	8,720
Compensation and benefits payable	98,253	160,810
Other accrued liabilities	57,917	37,527

Total current liabilities	176,369	221,724

Deferred compensation and other retirement plans	144,495	142,577
Other liabilities	20,434	20,912

Total liabilities	341,298	385,213

Stockholders’ equity
Common stock: $0.01 par value, 150,000 shares authorized, 60,934 and 59,975 shares issued and 48,590 and 47,913 shares outstanding, respectively	424,835	419,998
Retained earnings	214,411	202,797
Accumulated other comprehensive income, net	3,836	7,191

Stockholders’ equity	643,082	629,986
Less: notes receivable from stockholders	(505)	(510)

Total stockholders’ equity	642,577	629,476

Total liabilities and stockholders’ equity	$983,875	$1,014,689

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF AS REPORTED (GAAP) TO AS ADJUSTED (NON-GAAP)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Three Months Ended
	October 31, 2012			October 31, 2011
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Fee revenue	$196,231		$196,231	$200,136		$200,136
Reimbursed out-of-pocket engagement expenses	8,568		8,568	9,852		9,852

Total revenue	204,799		204,799	209,988		209,988

Compensation and benefits	133,035		133,035	131,481		131,481
General and administrative expenses	33,317		33,317	34,189		34,189
Engagement expenses	15,886		15,886	15,436		15,436
Depreciation and amortization	4,297		4,297	3,475		3,475
Restructuring charges, net	15,495	(15,495)	—	—	—	—

Total operating expenses	202,030	(15,495)	186,535	184,581	—	184,581

Operating income	2,769	15,495	18,264	25,407	—	25,407

Other income (loss), net	1,529		1,529	(2,617)		(2,617)
Interest expense, net	(762)		(762)	(389)		(389)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	3,536	15,495	19,031	22,401	—	22,401
Income tax provision (1)	2,684	4,889	7,573	7,726	—	7,726
Equity in earnings of unconsolidated subsidiaries, net	344		344	472		472

Net income	$1,196	$10,606	$11,802	$15,147	$—	$15,147

Earnings per common share:
Basic	$0.03		$0.25	$0.33		$0.33

Diluted	$0.03		$0.25	$0.32		$0.32

Weighted-average common shares outstanding:
Basic	47,269		47,269	46,499		46,499

Diluted	47,834		47,834	47,114		47,114

Explanation of Non-GAAP Adjustments

(1)	The adjustments result in an effective tax rate of 40% for the as adjusted amounts for the three months ended October 31, 2012.

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF AS REPORTED (GAAP) TO AS ADJUSTED (NON-GAAP)

(in thousands, except per share amounts)

(unaudited)

	Six Months Ended			Six Months Ended
	October 31, 2012			October 31, 2011
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Fee revenue	$382,925		$382,925	$406,467		$406,467
Reimbursed out-of-pocket engagement expenses	17,897		17,897	18,111		18,111

Total revenue	400,822		400,822	424,578		424,578

Compensation and benefits	261,071	—	261,071	268,852		268,852
General and administrative expenses	66,760		66,760	68,962		68,962
Engagement expenses	29,679		29,679	28,571		28,571
Depreciation and amortization	8,039		8,039	6,844		6,844
Restructuring charges, net	15,495	(15,495)	—	—	—	—

Total operating expenses	381,044	(15,495)	365,549	373,229	—	373,229

Operating income	19,778	15,495	35,273	51,349	—	51,349
Other income (loss), net	512		512	(4,639)		(4,639)
Interest expense, net	(1,361)		(1,361)	(970)		(970)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	18,929	15,495	34,424	45,740	—	45,740
Income tax provision (1)	8,289	4,889	13,178	16,161	—	16,161
Equity in earnings of unconsolidated subsidiaries, net	974		974	979		979

Net income	$11,614	$10,606	$22,220	$30,558	$—	$30,558

Earnings per common share:
Basic	$0.25		$0.47	$0.66		$0.66

Diluted	$0.24		$0.47	$0.65		$0.65

Weighted-average common shares outstanding:
Basic	47,040		47,040	46,234		46,234

Diluted	47,658		47,658	47,151		47,151

Explanation of Non-GAAP Adjustments

(1)	The adjustments result in an annual effective tax rate of 38% for the as adjusted amounts for the six months ended October 31, 2012.